CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-19947 on Form N-4 of our report dated April 28, 2023, relating to the financial statements and financial highlights of each of the Sub-accounts of Talcott Resolution Life Insurance Company DC Variable Account – I, and to the references to us under the heading “Independent Registered Public Accounting Firm” that are included in the Statement of Additional Information dated May 1, 2023, which is incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP
Denver, Colorado
December 21, 2023